Exhibit 99.1

Contact:	Matthew Skelly
Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
877-950-7473
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

EXERCISES ACCORDION FEATURE ON REVOLVING CREDIT

FACILITY

Philadelphia, PA, July 11, 2011 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has exercised the $100 million accordion feature on its revolving credit facility to increase the capacity from $350 million to $450 million, effective July 8, 2011. The other terms of the credit agreement put in place on December 22, 2010 remain unchanged. Additionally, the Partnership welcomes two new lenders to the facility, J.P. Morgan Securities and Deutsche Bank Securities. There are now thirteen lenders participating in APL’s credit facility.

“We are pleased to announce the increased participation in our revolving credit facility and welcome the new institutions. With both the amount of capacity and the number of participants increasing, our lending group has affirmed the market’s positive reaction to the value of our organic expansions recently announced at our WestTX, WestOK, and Velma systems. The Partnership is committed to maintaining a flexible balance sheet to take advantage of the significant opportunities in our operating areas. By initially funding our capital program with lost-cost financing, the expansion of our facilities will not only add material volume growth, but also substantial cash flow for the benefit of our stakeholders for years to come,” stated Eric T. Kalamaras, Chief Financial Officer of the Partnership.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in the West Texas LPG Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, ATLS owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit the website http://www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.